Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-415-426-7300

FACSIMILE: +1-415-426-7301

Direct Dial Number	E-mail Address

October 29, 2026

Xerox Holdings Corporation

401 Merritt 7

Norwalk, Connecticut 06851

To the Addressee Stated Above:

We have acted as counsel to Xerox Holdings Corporation, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of an aggregate of 3,872,062 shares of Common Stock, par value $1.00 per share (the “Shares”) issuable to the Selling Stockholders upon exchange of such Selling Stockholders’ holdings of the Company’s 5.500% Senior Notes due 2028 (the “2028 Notes”) in accordance with the terms of the Exchange Support Agreement (including the form of Exchange Agreement to be entered into between the Company, the Selling Stockholders and certain subsidiaries of the Company), dated as of October 29, 2026, among the Company, the Selling Stockholders and certain subsidiaries of the Company (the “Exchange Support Agreement”).

We have examined the Registration Statement, the Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company and the Exchange Support Agreement (including the form of Exchange Agreement), each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued in exchange for the 2028 Notes in accordance with the terms set forth in the Exchange Support Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP